UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 2, 2018

WILLIAM LYON HOMES

(Exact name of registrant as specified in charter)

Delaware	001-31625	33-0864902
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4695 MacArthur Court, 8th Floor

Newport Beach, California 92660

(Address of principal executive offices and zip code)

(949) 833-3600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On November 2, 2018, the Board of Directors (the “Board”) of William Lyon Homes, a Delaware corporation (together with its subsidiaries, the “Company”) approved an increase to the size of the Board to eight (8) members and appointed Eric A. Anderson as a member of the Board effective as of November 5, 2018. The initial term of Mr. Anderson’s appointment will be from November 5, 2018 until the next annual meeting of stockholders for the election of directors. As of the date of this filing, the Board has not yet determined on which of its committees, if any, Mr. Anderson will serve. As a non-employee director, Mr. Anderson will be eligible to participate in the Company’s standard non-employee director compensation arrangements described in the section entitled “Director Compensation” of the Company’s definitive proxy statement on Schedule 14A, filed with the Securities and Exchange Commission (the “SEC”) on April 10, 2018, pro-rated to reflect his length of service during the initial term. In addition, it is expected that Mr. Anderson will enter into the Company’s standard form of director indemnification agreement, a form of which was filed as Exhibit 10.2 to the Company’s Form 8-K filed with the SEC on May 28, 2013. The Board has determined that Mr. Anderson qualifies as an independent director under the applicable listing standards of the New York Stock Exchange. There are no understandings or arrangements between Mr. Anderson and any other person pursuant to which he was selected as a director.

Mr. Anderson has held various positions over the course of a thirty-five year banking career, including most recently as Vice Chairman, Investment Banking of Credit Suisse Securities (USA) LLC (“Credit Suisse”), based in New York, a position which he held from 2010 until November 2, 2018. Prior to being named Vice Chairman, Mr. Anderson was Head of U.S. Real Estate Investment Banking at Credit Suisse. Mr. Anderson joined Credit Suisse in November 2000 when the firm merged with Donaldson, Lufkin & Jenrette (“DLJ”), where he was Managing Director and Co-Head of DLJ’s U.S. Real Estate Group.    Prior to joining DLJ in 1995, Mr. Anderson was with Paine Webber Incorporated for five years where he focused on real estate investment banking. Prior to that, Mr. Anderson was with Drexel Burnham Lambert Incorporated for five years. Mr. Anderson is a graduate of the University of Pennsylvania and holds a Juris Doctorate from Washington and Lee University School of Law.

Effective as of November 3, 2018, Mr. Anderson was appointed as a Senior Advisor to Credit Suisse, a non-employee role pursuant to which he provides certain consultant services to Credit Suisse as an independent contractor. As of and following the November 3, 2018 transition date, Mr. Anderson will not receive any fees or compensation of any kind for any transactional relationships between Credit Suisse and the Company.

Credit Suisse and its affiliates have provided, and may in the future provide, certain investment banking, underwriting, commercial lending and other services to the Company for which they have received customary fees and reimbursement of expenses, including with respect to the Company’s private placement of $450.0 million of 5.875% Senior Notes due 2025 that closed in January 2017 and $350.0 million of 6.00% Senior Notes due 2023 that closed in March 2018, for which Credit Suisse served as an initial purchaser and joint book-running manager, along with several other banks, and received customary underwriting fees as a member of the underwriting syndicate.

In September 2017, Credit Suisse served as the underwriter in a registered secondary offering of shares of Company Class A Common Stock sold by a selling stockholder, WLH Recovery Acquisition LLC (the “Secondary Offering”). The Company did not sell any shares in, or receive any proceeds from, the Secondary Offering, and Credit Suisse did not receive any fees or payments from the Company in connection with the Secondary Offering.

During 2017, an affiliate of Credit Suisse served as the administrative agent and as one of the members of the lender syndicate under the Company’s $170.0 million revolving credit facility (the “Prior Revolver”), pursuant to which the Credit Suisse affiliate’s overall commitment consisted of $40.0 million. As administrative agent, the affiliate of Credit Suisse was also entitled to an annual administrative agent fee, as well a portion of the commitment fee and interest on outstanding borrowings, each pro rata based on its percentage of the total commitments. On May 21, 2018, the Company entered into a new credit agreement providing for an unsecured revolving credit facility of up to $325.0 million (the “Current Revolver”), with JPMorgan Chase Bank, N.A. serving as the administrative agent, which replaced the Prior Revolver. While Credit Suisse does not serve as the administrative agent under the Current Revolver, it remains a member of the lender syndicate with a total commitment amount of $60.0 million, and as a member of the lender syndicate is entitled to its pro rata percentage of commitment fees and interest payments on outstanding borrowings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILLIAM LYON HOMES

Dated: November 5, 2018	By:	/S/ JASON R. LILJESTROM
Jason R. Liljestrom
Senior Vice President, General Counsel and Corporate Secretary